The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-170890
Subject to completion, dated December 8, 2011

Preliminary Prospectus Supplement
(To prospectus dated December 1, 2010)

IDEX CORPORATION

$          % Senior Notes due 20

We are offering $     aggregate principal amount of our     % Senior Notes due 20   (the “notes”). We will pay interest on the notes on          and          of each year, commencing          , 2012. The notes will mature on          , 20  .

The notes may be redeemed at our option, at any time in whole or from time to time in part, as described in this prospectus supplement under the caption “Description of the notes—Optional redemption.” If we experience a change in control triggering event, we may be required to offer to purchase the notes from holders. See “Description of the notes—Change of control offer.”

The notes will be our unsecured senior obligations and will rank equal in right of payment to all of our existing and future senior indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk factors” on page S-15 of this prospectus supplement and “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, to read about certain risks you should consider before investing in the notes.

	Per note	Total

Public offering price(1)	%	$
Underwriting discount and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest from , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about December   , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is December   , 2011.

About this prospectus supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where you can find more information” and “Information incorporated by reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume that the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “IDEX” or other similar terms mean IDEX Corporation and its direct and indirect subsidiaries on a consolidated basis.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

Where you can find more information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus some of the information included in the registration statement. You may read and copy the registration statement, including the exhibits thereto, and any periodic reports and other information referred to above on file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov and may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information incorporated by reference

The SEC allows us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference into this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or revises that statement. Any such statement so modified or revised shall not be deemed, except as so modified or revised, to constitute a part of this prospectus supplement. We incorporate by reference the following documents we filed, excluding any information contained therein or attached as an exhibit thereto which has been furnished, but not filed, with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed February 25, 2011 (including the portions of our proxy statement for our 2011 annual meeting of shareholders incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, filed May 3, 2011, June 30, 2011, filed August 8, 2011, and September 30, 2011, filed October 31, 2011; and

•	Our Current Reports on Form 8-K filed January 11, 2011 and February 25, 2011, Item 5.07 of our Current Report on Form 8-K filed April 7, 2011, Item 1.01 and Exhibit 10.1 of our Current Report on Form 8-K filed May 13, 2011, and our Current Reports on Form 8-K filed June 30, 2011, August 8, 2011, September 30, 2011, November 4, 2011, November 14, 2011 and December 8, 2011.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the notes to which this prospectus supplement relates will automatically be deemed to be incorporated by reference into this prospectus supplement and be deemed a part of this prospectus supplement from the date of filing such documents, except to the extent any information contained in or attached to such documents has been furnished, but not filed, with the SEC.

The documents incorporated by reference into this prospectus supplement are available from us at no cost upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus supplement are not themselves specifically incorporated by reference into this prospectus supplement, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

Daniel J. Salliotte
Vice President—Mergers, Acquisitions & Treasury
IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, Illinois 60045-4824
(847) 498-7070

We also maintain a website that contains additional information about us (www.idexcorp.com). Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus supplement, other than documents filed with the SEC that we incorporate by reference.

Statement regarding forward-looking information

This prospectus supplement, the accompanying prospectus (including the information incorporated by reference in this prospectus supplement and the accompanying prospectus) and any free writing prospectus with respect to this offering filed by us with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, operating improvements, operating results, future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the Company believes,” “we believe,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this prospectus supplement. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries—all of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters; and other risks and uncertainties identified under the heading “Risk factors” in this prospectus supplement and under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, and the other reports that we file with the SEC. Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, any document incorporated by reference herein or therein or any free writing prospectus with respect to this offering filed by us with the SEC speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

Summary

This summary highlights selected information about us. It does not contain all of the information that you should consider before deciding whether to invest in the notes. We encourage you to carefully read this entire prospectus supplement and the accompanying prospectus and the documents that are incorporated herein and therein, especially the “Risk factors” and the financial statements included or incorporated by reference herein and therein from our annual and quarterly reports filed with the SEC.

The Company

We are an applied solutions business that sells an extensive array of pumps, flow meters and other fluidics systems and components and engineered products to customers in a variety of markets around the world. All of the Company’s business activities are carried out through wholly-owned subsidiaries. Our operations consist of four reporting segments: Fluid & Metering Technologies, Health & Science Technologies, Dispensing Equipment and Fire & Safety/Diversified Products.

We believe that each of our business units is a leader in its product and service areas. We also believe that our strong financial performance has been attributable to our ability to design and engineer specialized quality products, coupled with our ability to identify and successfully consummate and integrate strategic acquisitions. In 2010, we generated net sales of approximately $1,513.1 million and net income of approximately $157.1 million. In 2010, 51% of our sales were derived from domestic operations and 49% of our sales were international. We generated net sales and net income of approximately $1,357.8 million and $146.5 million, respectively for the nine months ended September 30, 2011.

During the first quarter of 2011, we realigned our Materials Process Technologies group (formerly known as our Pharma group), resulting in a movement of the businesses from the Fluid & Metering Technologies segment to the Health & Sciences Technologies segment. We will recast 2010 and 2009 segment information to conform to the new segment presentation in our 2011 Form 10-K. The segment information in our 2011 Form 10-Qs reflects the new segment presentation. In 2010, 2009 and 2008 the Materials Process Technologies group had sales of approximately $30.8 million, $19.6 million and $23.0 million and operating income of approximately $5.0 million, $3.0 million and $3.3 million, respectively. The changes do not impact our consolidated statements of income, balance sheets, or statements of cash flows.

We are incorporated in Delaware, and the address of our principal executive offices is 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045-4824, and our telephone number is (847) 498-7070.

Fluid & Metering Technologies

Our Fluid & Metering Technologies (“FMT”) segment designs, produces and distributes positive displacement pumps, flow meters, injectors, and other fluid-handling pump modules and systems and provides flow monitoring and other services for water and wastewater industries. FMT application-specific pump and metering solutions serve a diverse range of end markets, including industrial infrastructure (fossil fuels, refined & alternative fuels, and water & wastewater), chemical processing, agricultural, food & beverage, pulp & paper, transportation, plastics & resins, electronics & electrical, construction & mining, machinery and numerous other specialty niche markets. FMT had sales of approximately $699.2 million in 2010, accounting for 46% of our sales and 43% of our operating income in 2010, with approximately 47% of its sales to customers outside the United States. As noted above, the 2010 sales and operating income numbers for the FMT segment are exclusive of our Materials Process Technologies group as such amounts are now included in our Health & Science Technologies segment. In 2010, the Materials Process Technologies group had sales of approximately $30.8 million and operating income of approximately $5.0 million. FMT generated net sales of approximately $602.5 million for the nine months ended September 30, 2011.

Reporting units in the FMT segment include:

•	Banjo: a provider of special purpose, severe-duty pumps, valves, fittings and systems used in liquid handling.

•	Energy: a leading supplier of flow meters, electronic registration and control products, rotary vane and turbine pumps, reciprocating piston compressors, and terminal automation control systems. Energy includes our Corken, Faure Herman, Liquid Controls, S.A.M.P.I. and Toptech businesses.

•	Chemical, Food & Process (“CFP”): a leading producer of air-operated and motor-driven double-diaphragm pumps and replacement parts; a leading provider of premium quality lined pumps, valves and control equipment for the chemical, fine chemical and pharmaceutical industries; and a leading manufacturer of external gear pumps. CFP includes our Richter, Viking and Warren Rupp businesses.

•	Water and Waste Water (“Water”): a leading provider of metering technology & flow monitoring products and underground surveillance services for water and wastewater markets, as well as a leading manufacturer of pumps and dispensing equipment for industrial laundries, commercial dishwashing and chemical metering; and a provider of metering pumps, special-purpose rotary pumps, peristaltic pumps, fully integrated pump and metering systems, custom chemical-feed systems, electronic controls and dispensing equipment. Water includes our ADS, IETG, iPEK, Knight and Pulsafeeder businesses.

Health & Science Technologies

Our Health & Science Technologies (“HST”) segment designs, produces and distributes a wide range of precision fluidics, rotary lobe pumps, centrifugal and positive displacement pumps, roll compaction and drying systems used in beverage, food processing, pharmaceutical and cosmetics, pneumatic components and sealing solutions, including very high precision, low-flow rate pumping solutions required in analytical instrumentation, clinical diagnostics and drug discovery, high performance molded and extruded, biocompatible medical devices and implantables, air compressors used in medical, dental and industrial applications, optical components and coatings for applications in the fields of scientific research, defense, aerospace, telecommunications and electronics manufacturing, laboratory and commercial equipment used in the production of micro and nano scale materials, precision photonic solutions used in life sciences, research and defense markets, and precision gear and peristaltic pump technologies that meet exacting original equipment manufacturer specifications. HST had sales of approximately $428.1 million in 2010, accounting for 28% of our sales and 29% of our operating income in 2010, with approximately 45% of its sales to customers outside the United States. As noted above, the 2010 sales and operating income numbers for the HST segment now include our Materials Process Technologies group. In 2010, the Materials Process Technologies group had sales of approximately $30.8 million and operating income of approximately $5.0 million. HST generated net sales of approximately $454.5 million for the nine months ended September 30, 2011.

Reporting units in the HST segment include:

•	IDEX Health & Science: a consolidation of various businesses that manufacture fluidic components and systems for the analytical, biotech and diagnostic instrumentation markets.

•	IDEX Optics and Photonics (“IOP”): a consolidation of businesses that includes a global leader in the design and manufacture of precision photonic solutions used in the life sciences, research, semiconductor, security and defense markets and a provider of optical filters for biotech and analytical instrumentation in the life sciences markets. IOP includes our CVI Melles Griot, Semrock, and AT Films businesses.

•	Precision Polymer Engineering: a provider of proprietary high performance seals and advanced sealing solutions for a diverse range of global industries, including analytical instrumentation, semiconductor/solar and process.

•	Gast: a leading manufacturer of air-moving products, including air motors, low-range and medium-range vacuum pumps, vacuum generators, regenerative blowers and fractional horsepower compressors. Gast includes our Gast and Jun-Air businesses.

•	Micropump: a leader in small, precision-engineered, magnetically and electromagnetically driven rotary gear, piston and centrifugal pumps. Micropump includes our Micropump and Trebor businesses.

•	Materials Process Technologies: a global leader in the design and manufacture of laboratory and commercial equipment used in the production of micro and nano scale materials for the pharmaceutical and chemical markets. Pharma includes our Quadro, Fitzpatrick and Microfluidics businesses.

Dispensing Equipment

Dispensing Equipment is a global supplier of precision-designed tinting, mixing, dispensing and measuring equipment, architectural paints and coatings. The Dispensing Equipment segment is a reporting unit and includes FAST & Fluid Management and Fluid Management products. Dispensing Equipment had sales of approximately $125.3 million in 2010, accounting for 8% of our sales and 7% of our operating income in 2010, with approximately 67% of its sales to customers outside the United States. Dispensing Equipment generated net sales of approximately $93.4 million for the nine months ended September 30, 2011.

Fire & Safety/Diversified Products

Our Fire & Safety/Diversified Products (“Fire & Safety”) segment produces firefighting pumps and controls, rescue tools, lifting bags and other components and systems for the fire and rescue industry, and engineered stainless steel banding and clamping devices used in a variety of industrial and commercial applications. Fire & Safety had sales of approximately $265.5 million in 2010, accounting for 18% of our sales and 21% of our operating income in 2010, with approximately 56% of its sales to customers outside the United States. Fire & Safety generated net sales of approximately $209.4 million for the nine months ended September 30, 2011.

Reporting units in the Fire & Safety segment include:

•	Fire Suppression: produces truck-mounted and portable fire pumps, stainless steel valves, foam and compressed air foam systems, pump modules and pump kits, electronic controls and information systems, conventional and networked electrical systems, and mechanical components for the fire, rescue and specialty vehicle markets. Fire Suppression includes our Class 1, Hale and Godiva businesses.

•	Rescue Tools: produces hydraulic, battery, gas and electric-operated rescue equipment, hydraulic re-railing equipment, hydraulic tools for industrial applications, recycling cutters, pneumatic lifting and sealing bags for vehicle and aircraft rescue, environmental protection and disaster control, and shoring equipment for vehicular or structural collapse. Rescue Tools includes our Dinglee, Hurst, Lukas and Vetter businesses.

•	Band-It: a leading producer of high-quality stainless steel banding, buckles and clamping systems. The BAND-IT® brand is highly recognized worldwide.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see “Description of the notes.”

Issuer	IDEX Corporation

Notes offered	$ aggregate principal amount of % Senior Notes due 20 .

Maturity date	The notes will mature on .

Interest	The notes will bear interest from December , 2011 at the rate of % per annum.

Interest payment dates	Interest on the notes is payable semi-annually in arrears on and of each year, commencing , 2012.

Ranking	The notes will be our senior unsecured obligations and will be:

• equal in right of payment to all of our existing and future senior indebtedness;

• senior in right of payment to all of our existing and future subordinated indebtedness; and

• effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets and the assets of our subsidiaries securing such indebtedness.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2011, IDEX Corporation had outstanding indebtedness of approximately $800.7 million that ranks equally with the notes, IDEX Corporation had no secured indebtedness outstanding and our subsidiaries had approximately $17.9 million of outstanding indebtedness.

Optional redemption	We may redeem the notes at our option prior to three months prior to the maturity date, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi annual basis (assuming a 360 day year consisting of twelve 30 day months) at the Treasury Rate (as defined in this prospectus supplement) plus basis points.

At any time on or after three months prior to the maturity date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

We will also pay the accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

See “Description of the notes—Optional redemption.”

Change of control triggering event	In the event of a Change of Control Triggering Event (as defined herein), the holders of the notes may require us to purchase all or part of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any. See “Description of the notes—Change of control offer.”

Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability to:

• create or incur certain liens;

• enter into certain sale and leaseback transactions; or

• enter into certain mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the notes.”

Form and denomination	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Book-entry system: delivery and form.”

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $ million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use $ million of the net proceeds from this offering to repay a portion of outstanding indebtedness, under our domestic, multi-currency bank revolving credit facility (the “Credit Facility”). The balance of our net proceeds will be used for general corporate purposes, which may include strategic acquisitions that complement our business model. See “Use of proceeds” in this prospectus supplement.

Conflicts of interest	Affiliates of the underwriters are lenders under our Credit Facility and, as such, may receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of interest)—Conflicts of interest.”

Risk factors	For a discussion of factors you should carefully consider before deciding to purchase the notes, see “Risk factors” in this prospectus supplement and those described in our periodic filings with the Securities and Exchange Commission, which are incorporated by reference into this prospectus supplement, including our annual report on Form 10-K for the year ended December 31, 2010.

Governing law	New York

Trustee	Wells Fargo Bank, National Association

Summary historical consolidated financial information

The following table sets forth our summary historical consolidated financial information for the periods and at the dates indicated. The summary historical consolidated financial information as of and for each of the years in the three-year period ended December 31, 2010 have been derived from our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference herein. The summary historical consolidated financial information as of and for each of the nine months ended September 30, 2011 and 2010 have been derived from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011, which is incorporated by reference herein. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments necessary for a fair presentation of this information. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

				Nine months ended
	Year ended December 31,			September 30,
	2008	2009	2010	2010	2011

	($ in millions)

Operating statement data:
Net sales	$1,489.5	$1,329.7	$1,513.1	$1,107.9	$1,357.8
Cost of sales	892.0	807.3	894.6	651.4	812.7
Restructuring expenses	18.0	12.1	11.1	6.4	2.9
Operating income	206.0	184.9	249.1	183.1	228.7
Net income	127.0	113.4	157.1	115.6	146.5
Balance sheet data (end of period):
Cash and cash equivalents	61.4	73.5	235.1	206.1	220.5
Total assets	2,151.8	2,098.2	2,381.7	2,346.5	2,893.7
Total liabilities	1,007.0	830.1	1,006.0	1,010.7	1,388.3
Shareholders’ equity	1,144.8	1,268.1	1,375.7	1,335.8	1,505.4

Ratio of earnings to fixed charges

	Nine months ended
	September 30,		Year ended December 31,
	2011		2010		2009		2008		2007		2006

Ratio of earnings to fixed charges	9.1	x	12.2	x	9.0	x	9.4	x	9.6	x	11.1	x
Pro forma ratio of earnings to fixed charges

See “Ratio of earnings to fixed charges.”

Risk factors

Investing in the notes involves risk. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors incorporated by reference in this prospectus supplement from our annual report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement.

Risks related to the notes

The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and will not be guaranteed by any of our subsidiaries. Substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and ability to service our debt, including the notes, depend upon the earnings of our subsidiaries and the ability of our subsidiaries to distribute to us their earnings, loans or other payments. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available for such payments.

As a result, the notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests in, or mortgages on, the assets of that subsidiary and would be subordinate to any debt of that subsidiary that is senior to that held by us.

The notes will also be effectively subordinated to all of our future debt that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of our bankruptcy, liquidation or similar proceeding, the holders of any such guaranteed debt would be entitled to require the subsidiary guarantors to pay that debt, while holders of the notes would not have any similar rights against those subsidiary guarantors.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries. Thus, the amount of these liabilities may increase in the future.

As of September 30, 2011, our subsidiaries had approximately $17.9 million of outstanding indebtedness.

The notes will be subject to the prior claims of any future secured creditors.

The notes are senior unsecured obligations, ranking effectively junior to any secured indebtedness we may incur in the future. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure other indebtedness will be available to pay obligations on the notes only after all other such debt secured by those assets has been repaid in full. Any remaining assets will be available to you ratably with all of our other unsecured creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability under the Credit Facility to incur substantial additional indebtedness. Our level of indebtedness could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes in cash at the redemption prices described in this prospectus supplement. However, we may not be able to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the notes—Change of control offer.”

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time. See “Description of the notes—Optional redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed.

Ratings of the notes could be lowered or withdrawn in the future, which could adversely impact the trading price or liquidity of the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading price or liquidity of the notes.

Our Credit Facility, term loan, privately placed notes and Senior Notes due 2020 contain covenants that may limit our operations.

We entered into our $700 million Credit Facility on June 27, 2011 and a $100 million unsecured senior bank term loan agreement on April 18, 2008. We completed a private placement of €81.0 million aggregate principal amount of 2.58% Series 2010 Senior Notes due June 9, 2015, pursuant to a master note purchase agreement dated June 9, 2010. On December 6, 2010, we completed a registered note offering for $300 million aggregate principal amount of our 4.500% Senior Notes due 2020. Each of these agreements contains certain covenants restricting our operations and the operations of our subsidiaries. For example, the agreements contain covenants placing certain limits on permitted indebtedness of us or our subsidiaries and on the creation, incurrence, assumption or existence of certain liens on our property or the property of our subsidiaries. If any of these restrictions were to materially impair the operations and earnings of our subsidiaries their cash distributions to us may be diminished.

There may not be an active trading market for the notes.

There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, prospects for companies in our industry generally, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because additional return is necessary to compensate for the lower yield. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Use of proceeds

We estimate that the net proceeds from the offering will be approximately $      million, after deducting the underwriting discount and commissions and our estimated offering expenses. We intend to use $      million of the net proceeds from this offering to repay a portion of the outstanding indebtedness under our Credit Facility. The balance of our net proceeds will be used for general corporate purposes, which may include strategic acquisitions that complement our business model. As of September 30, 2011, we had $320.9 million of borrowings outstanding under our Credit Facility. Based on our credit rating, as of the date hereof, borrowings under the Credit Facility bear interest at an adjusted LIBOR rate plus an applicable margin of 1.05%. Affiliates of the underwriters are lenders under our Credit Facility and, as such, may receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of interest)—Conflicts of interest.”

Capitalization

The following table sets forth our unaudited capitalization as of September 30, 2011, and as adjusted to give effect to the issuance and sale of the notes and the use of the proceeds from this offering as set forth under “Use of proceeds” in this prospectus supplement. This table should be read in conjunction with our historical consolidated financial statements, including the related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where you can find more information” in this prospectus supplement or the accompanying prospectus.

	As of September 30, 2011

	Actual	As adjusted

	($ in millions)

Cash and cash equivalents	$220.5	$
Capitalization
Indebtedness:
Short-term debt, including current maturities of long-term debt	85.4
Long-term debt
Notes offered hereby	–
Credit Facility	320.9
Senior unsecured term loan	–
2.58% Series 2010 Senior Notes	110.1
4.500% Senior Notes	298.5
Other	3.7

Total long-term debt	733.2

Total debt	818.6
Shareholders’ equity:
Total shareholders’ equity	1,505.4

Total capitalization	$2,324.0	$

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges (i) on a historical basis for the five fiscal years in the period ended December 31, 2010 and for the nine months ended September 30, 2011 and (ii) on a pro forma basis for the year ended December 31, 2010 and for the nine months ended September 30, 2011 after giving effect to the issuance and sale of the notes and the use of proceeds from this offering (as set forth under “Use of Proceeds” above) as if they had occurred on January 1, 2010. For the purpose of computing these ratios, “earnings” consists of income before income taxes, plus fixed charges. “Fixed charges” consists of interest expense (which includes interest on indebtedness and amortization of debt issue costs) and a portion of rentals deemed to be interest.

	Nine months ended
	September 30,		Year ended December 31
	2011		2010		2009		2008		2007		2006

Ratio of earnings to fixed charges	9.1	x	12.2	x	9.0	x	9.4	x	9.6	x	11.1	x
Pro forma ratio of earnings to fixed charges

Description of the notes

The notes will constitute a series of debt securities to be issued under the indenture, dated as of December 6, 2010 (the “base indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of          , 2011 (the “second supplemental indenture,” and together with the base indenture, dated as of December 6, 2010, and the first supplemental indenture, dated as of December 6, 2010, the “indenture”). The following description is only a summary of certain provisions of the notes and the indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our,” and the “Company” in this section refer solely to IDEX Corporation and not to its subsidiaries.

The following description of the particular terms of the notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of $      and will mature on          , 20  . The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be entitled to any sinking fund.

Interest on the notes will accrue at the rate per annum shown on the cover of this prospectus supplement from December   , 2011, or from the most recent date to which interest has been paid or provided for, payable semi-annually on and of each year, commencing           2012, to the persons in whose names the notes are registered in the security register at the close of business on the          or          preceding the relevant interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may, without the consent of the existing holders of the notes, issue additional debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. We will not issue any such additional debt securities as part of the same series as the notes unless the notes and any such additional debt securities would be fungible with each other for United States federal income tax purposes.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur or guarantee additional unsecured indebtedness. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The notes will be our senior unsecured obligations and will be:

•	equal in right of payment to all of our existing and future senior indebtedness;

•	senior in right of payment to all of our existing and future subordinated indebtedness; and

•	effectively subordinated to all of our future secured indebtedness to the extent of the value of our assets and the assets of our subsidiaries securing such indebtedness.

The notes are not guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

As of September 30, 2011, we had outstanding indebtedness of approximately $800.7 million that ranks equally with the notes, we had no secured indebtedness outstanding and our subsidiaries had approximately $17.9 million of outstanding indebtedness.

Optional redemption

We may redeem the notes at our option prior to three months prior to the maturity date, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) from the redemption date through the stated maturity of the notes being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points.

At any time on or after three months prior to the maturity date, the notes will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of three Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us as Quotation Agent.

“Reference Treasury Dealer” means any of (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third business day preceding that date of redemption.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. If less than all of the notes are to be redeemed at any time, and the notes are global securities, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global securities then held by DTC, the trustee will select notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated, the place or places that payment will be made upon presentation and surrender of notes to be redeemed and any conditions precedent to the effectiveness of the redemption. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date.

Change of control offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes.

In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a “Change of Control Payment Date”).

The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, however, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person’s board of directors, managers or trustees immediately after the transaction;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(c) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(d) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(e) the adoption of a plan relating to the liquidation or dissolution of the Company.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1 (c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means a decrease in the ratings of the notes below Investment Grade by at least two of the three Rating Agencies on any date from the date that is 60 days prior to the date of the first public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following the consummation of such Change of Control (which period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control and the covenant described under “Limitation on Consolidation, Merger, Conveyance or Transfer” below include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our subsidiaries’ assets, taken as a whole, to any person or group of persons may be uncertain.

Certain covenants

Limitations on liens

We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist, any Lien, other than Permitted Liens, on any Principal Property, or upon Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary, now or hereafter acquired, to secure Debt, without effectively providing concurrently that the notes are secured equally and ratably with such Debt, for so long as such Debt shall be so secured.

“Permitted Liens” means:

(a) Liens existing at the date of the indenture;

(b) Liens in favor of us or a Restricted Subsidiary;

(c) Liens on any property existing at the time of the acquisition thereof;

(d) Liens on any property of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into the Company or a Restricted Subsidiary, or Liens on any property of a Person existing at the time such Person becomes a Restricted Subsidiary;

(e) Liens to secure all or part of the cost of acquisition (including Liens created as a result of an acquisition by way of Capital Lease), construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purposes, provided, that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 12 months after the later of (A) the completion of the acquisition, construction, development or improvement of such property and (B) the placing in operation of such property or of such property as so constructed, developed or improved;

(f) Liens securing industrial revenue, pollution control or similar bonds; and

(g) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of clauses (a), (c), (d) or (e) that would not otherwise be permitted pursuant to any of clauses (a) through (f), to the extent that (A) the principal amount of Debt secured thereby and not otherwise permitted to be secured pursuant to any of clauses (a) through (f) does not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except that where the Debt so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project; and (B) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced.

Notwithstanding the restrictions described above, we and our Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph of this section without equally and ratably securing the notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate principal amount of outstanding Debt secured by Liens which would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Debt of the Company and our Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of clauses (a) through (g) as set forth below under “—Sale and Leaseback Transactions”), does not exceed 15% of Consolidated Net Tangible Assets.

Limitations on sale and leaseback transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by us or such Restricted Subsidiary, unless:

(a) the Sale and Leaseback Transaction is solely with us or a Subsidiary;

(b) the lease in such Sale and Leaseback Transaction is for a period not in excess of three years;

(c) the lease in such Sale and Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;

(d) the Sale and Leaseback Transaction is entered into prior to or within 12 months after the purchase or acquisition of the Principal Property which is the subject of such Sale and Leaseback Transaction;

(e) the Sale and Leaseback Transaction involving property of a Person existing at the time such Person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Subsidiary;

(f) the proceeds of the Sale and Leaseback Transaction are at least equal to the fair value (as determined by our Board of Directors in good faith) of the Principal Property leased pursuant to such Sale and Leaseback Transaction, so long as within 180 days of the effective date of such Sale and Leaseback Transaction, we or such Restricted Subsidiary apply (or irrevocably commit to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the greater of (A) net proceeds of such sale, and (B) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction to either (x) the purchase of property which will constitute a Principal Property having a fair value at least equal to the fair value of the Principal Property leased, or (y) the retirement or repayment (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of any Funded Debt of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or preferred stock of any Subsidiary (other than any such Debt owed to or preferred stock owned by us or any Subsidiary); provided, however, that in lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), we or the Restricted Subsidiary may deliver to the trustee outstanding notes and thereby reduce the amount to be applied pursuant to (y) of this clause (f) by an amount equivalent to the aggregate principal amount of the notes so delivered;

(g) the Sale and Leaseback Transaction involving the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses (a) to (f), inclusive; provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property); or

(h) the Attributable Debt of the Company and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions with respect to any Principal Property (not including any Sale and Leaseback Transactions described under any of clauses (a) through (g) of this sentence), plus the aggregate principal amount of outstanding Debt secured by Liens upon Principal Properties or Capital Stock or Debt of any Restricted Subsidiary and owned by us or any Subsidiary then outstanding (not including any such Debt secured by Permitted Liens) which do not secure such outstanding securities issued under the indenture equally and ratably with (or on a basis that is prior to) the other Debt secured thereby, would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, merger, sale or conveyance

We will not consolidate with or merge with any other Person, or sell, convey, transfer or lease all or substantially all of our assets to any Person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the indenture);

•	the successor entity expressly assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event, that after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing under the indenture; and

•	certain other conditions under the indenture are met.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among us and our U.S. Subsidiaries.

In the event that we consolidate with or merge with another Person or sell substantially all of our assets to any other Person, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Certain definitions

For purposes of the above covenants and “—Events of default” below, the following definitions will be applicable:

“Attributable Debt” with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined by our Board of Directors in good faith); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease” means any lease of any Principal Property that is or should be accounted for as a capital lease on the consolidated balance sheet of the Company and our Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Debt of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and determined in accordance with GAAP.

“Debt” means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

“Funded Debt” means any Debt maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Debt is included in current liabilities).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned or leased by us or any of our Subsidiaries, whether owned or leased on the date of the indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Company and our consolidated subsidiaries. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors determines in good faith is not of material importance to the business conducted by us and our subsidiaries taken as a whole will not be a Principal Property.

“Restricted Subsidiary” means any Subsidiary of the Company which owns or leases Principal Property;

“Sale and Leaseback Transaction” means any arrangement with any Person relating to property now owned or hereafter acquired whereby we or any Restricted Subsidiary transfers such property to another Person and we or the Restricted Subsidiary lease or rent it from such Person.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the subsidiaries or by us and one or more of the subsidiaries.

Events of default

You will have special rights if an event of default occurs and is not cured, as further described in the section “Events of Default” in the accompanying prospectus. The following will be “Events of Default” under the indenture with respect to the notes:

(a) default in the payment of any interest on any note when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);

(b) default in the payment of principal of or premium, if any, on any note when due and payable;

(c) default in the performance or breach of any covenant or warranty of the Company in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

(d) certain events of bankruptcy, insolvency or reorganization with respect to us; or

(e) (i) a default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness in an amount exceeding $50,000,000, in which case the Company shall immediately give notice to the trustee of such acceleration or non-payment and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within ten days after notice thereof to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then Outstanding; provided, however, that no such Event of Default described in this clause (e) shall exist as long as the Company is contesting any such default or acceleration in good faith and by appropriate proceedings.

Defeasance and discharge

Defeasance

The term defeasance means we are discharged from some or all of our obligations under the indenture. If we deposit in trust with the trustee under the indenture any combination of money or government securities in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to make payments on the notes under the indenture on the dates those payments are due, then, at our option:

•	we will be discharged from any and all obligations with respect to the notes (“legal defeasance”); or

•	we will no longer have any obligation to comply with any specified restrictive covenants with respect to the notes described in this prospectus supplement and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold money for payment in trust.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for United States federal income tax purposes and that the holders would be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, the opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and discharge

In addition, we may discharge our obligations with respect to the notes and the indenture when:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the notes outstanding under the indenture;

•	all of the notes previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the indenture; or

•	all of the notes are to be called for redemption within one year under arrangements satisfactory to the trustee or are otherwise due and payable within one year, and we irrevocably deposit in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on the notes to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture will survive.

With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency, to have moneys held for payment in trust, to register the transfer or exchange of the notes, to deliver the notes for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until the notes are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.

Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent, registrar and custodian for the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry system: delivery and form

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC in New York, New York for the accounts of institutions that have accounts with DTC (“participants”).

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered definitive form, which notes we refer to as “definitive notes.”

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry systems is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests

We expect that, pursuant to the procedures established by DTC, upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC, or its nominee, is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes, will not be entitled to have the notes represented by the global note registered in their names and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for definitive notes, no global note may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the underwriters, the trustee nor we will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; or

•	we determine that the notes will no longer be represented by global notes, and we execute and deliver to the trustee, in our discretion, a company order to such effect,

the global notes will be exchanged for notes in definitive form of like tenor and of an equal principal amount, in authorized denominations. Such definitive notes will be registered in such name or names as DTC instructs the trustee. We expect that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interest in global securities.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor the trustee take responsibility for its accuracy.

Holding through Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream” or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Material United States federal income tax considerations

The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, United States Holders (as defined below) whose functional currency is not the United States dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes is sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). Moreover, the effect of any applicable state, local or foreign tax laws or of United States federal estate or gift tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “United States Holder” means a beneficial owner of the notes who or that is or is treated for United States federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if (i) a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and has validly elected to continue to be treated as a United States person.

As used herein, “non-United States Holder” means a beneficial owner of the notes who is not a United States Holder or a partnership or other entity treated as a partnership for United States federal income tax purposes.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the tax consequences of holding and disposing of notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Effect of certain contingencies

In certain circumstances (see “Description of the notes—Optional redemption” and “Description of the notes—Change of control offer”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. We intend to take the position that the possibility of such payments should not cause the notes to be treated as contingent payment debt instruments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will be paid. Assuming the position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of the contingencies occurred. Our position is binding on a holder unless the holder explicitly discloses on its United States federal income tax return that it is taking a contrary position. However, our position is not binding on the IRS, and if the IRS were to challenge our position, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt instrument rules to the notes and the consequences thereof.

United States Holders

Interest

The notes are expected to be issued without original issue discount for United States federal income tax purposes. Accordingly, payments of interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Sale or other taxable disposition of the notes

A United States Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest not previously included in gross income, which will be taxable as interest) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost of the note, decreased by any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

A United States Holder may be subject to backup withholding when such holder receives interest and principal payments on the notes or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

Backup withholding is not an additional tax and United States Holders may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Information with respect to interest on the notes will be required to be furnished to United States Holders, other than to certain exempt United States Holders, and to the IRS. Information with respect to the proceeds received upon the sale or other disposition of the notes will be required to be furnished to United States Holders, other than to certain exempt United States Holders, and to the IRS by a broker or other securities intermediary through which the United States Holders hold their notes.

Non-United States Holders

Interest

Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in an IRS Form W-8 provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities-clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or the paying agent with a copy of such statement or (3) the non-United States

Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim such a reduction or exemption, a non-United States Holder must generally complete IRS Form W-8BEN and claim this reduction or exemption on the form. A non-United States Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder’s conduct of a United States trade or business (as described below) and the holder provides us or the paying agent with an IRS Form W-8ECI.

The certification requirements described above may require a non-United States Holder that claims the benefit of an income tax treaty to also provide its United States TIN. Special certification requirements apply to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or other taxable disposition of the notes

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note that is not effectively connected with a United States trade or business of the non-United States Holder. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Such a holder is urged to consult his or her own tax advisor regarding the United States tax consequences of the sale or other disposition of notes.

United States trade or business

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business or, if an income tax treaty applies, the non-United States Holder maintains a United States “permanent establishment” or fixed base to which the interest or gain is attributable, the non-United States Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States. Holders to whom this paragraph may apply should consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes.

Backup withholding and information reporting

Backup withholding will not apply to payments of principal or interest made by us or the paying agent, in our capacity or the paying agent’s capacity as such, to a non-United States Holder of a note if the holder meets the identification and certification requirements discussed above under “Non-United States Holders—Interest” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, we must report annually to the IRS and to each non-United States Holder any interest that is paid to the non-United States Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of various treaties or agreements for the exchange of information. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Underwriting (Conflicts of interest)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Principal amount of
Underwriter	notes

J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount and commissions that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than the underwriting discount and commissions, are estimated to be approximately $     .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any national securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In particular, affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are parties to and lenders under our Credit Facility and our unsecured senior bank term loan agreement. Our Credit Facility and our unsecured senior bank term loan agreement were negotiated on an arm’s-length basis and contain customary terms pursuant to which the lenders received customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of interest

A portion of the net proceeds of this offering will be used to repay indebtedness under our Credit Facility. Because more than 5% of the net proceeds from this offering may be used to repay indebtedness owed to affiliates of the underwriters, this offering will be made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain legal matters relating to the notes will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the IDEX Corporation Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of IDEX Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

IDEX CORPORATION

Debt Securities

We intend to offer from time to time our debt securities. We may sell these securities in one or more offerings at prices and on other terms to be determined at the time of offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. Each prospectus supplement will provide the amount, price and terms of the plan of distribution relating to the securities to be sold pursuant to such prospectus supplement. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement, as well as the net proceeds we expect to receive from such sale. In addition, the underwriters, if any, may over-allot a portion of the securities.

Investing in the notes involves risks. See “Risk Factors” beginning on page 1 of this prospectus, our reports filed with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2010.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). We may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities to be offered. The applicable prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

We are responsible for the information contained in or incorporated by reference into this prospectus and any prospectus supplement we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date mentioned on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to the terms “we,” “us,” “our,” “the Company” or “IDEX” or other similar terms mean IDEX Corporation and its direct and indirect subsidiaries on a consolidated basis.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, the accompanying prospectus supplement (including the information incorporated by reference in this prospectus and the accompanying prospectus supplement) and any free writing prospectus with respect to this offering filed by us with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, operating improvements, operating results, future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs and effective tax rate, and other future events or developments and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the Company believes,” “we believe,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this prospectus supplement. The risks and uncertainties include, but are not limited to, the following: economic and political consequences

ii

resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries—all of which could have a material impact on our order rates and results, particularly in light of the low levels of order backlogs we typically maintain; our ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which we operate; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters; and other risks and uncertainties identified under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009, and the other reports that we file with the SEC. Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

iii

THE COMPANY

Through our wholly-owned subsidiaries, we are an applied solutions business that sells an extensive array of pumps, flow meters and other fluidics systems and components and engineered products to customers in a variety of markets around the world. We have four reportable business segments: Fluid & Metering Technologies, Health & Science Technologies, Dispensing Equipment, and Fire & Safety/Diversified Products.

We were incorporated as a Delaware corporation in 1987. Our principal executive offices are located at 1925 West Field Court, Suite 200, Lake Forest, Illinois 60045. Our telephone number at that location is (847) 498-7070.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” provided at the beginning of this prospectus, the risks described under “Risk Factors” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business or financial performance. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading prices of our securities could decline due to any of these risks or other factors, and you may lose all or part of your investment.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the debt securities for general corporate purposes, including to refinance or repay outstanding indebtedness if so specified in the applicable prospectus supplement. We may temporarily invest funds that are not immediately needed for these purposes in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the five fiscal years in the period ended December 31, 2009 and for the nine months ended September 30, 2010. For the purpose of computing these ratios, “earnings” consists of income before income taxes, plus fixed charges. “Fixed charges” consists of interest expense (which includes interest on indebtedness and amortization of debt issue costs) and a portion of rentals deemed to be interest.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010		2009		2008		2007		2006		2005

Ratio of Earnings to Fixed Charges	16.1	x	10.7	x	11.0	x	10.7	x	12.8	x	12.3x

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The form of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find Additional Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured indebtedness.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the debt securities’ designation;

•	the aggregate principal amount of the debt securities;

•	the percentage of the principal amount (i.e., price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•	the terms and conditions, if any, upon which we may have to repay the debt securities early at your option;

•	the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	the terms and conditions upon which conversion or exchange of the debt securities may be effected, if any, including the initial conversion or exchange price or rate and any adjustments thereto and the period or periods when a conversion or exchange may be effected;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	whether the series of debt securities will be senior or subordinated debt securities and a description of the subordination thereof; and

•	any other terms of the debt securities, including any terms which may be required by or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance provided that the debt securities of such series and such additional securities would be fungible with each other for U.S. federal income tax purposes. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Any taxes withheld or deducted from payments in respect of the debt securities and paid to the relevant tax authority shall be deemed to have been paid to the applicable holder. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Certain Terms of the Debt Securities

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger, Sale or Conveyance

Unless otherwise indicated in a prospectus supplement, we will not consolidate with or merge with any other Person, or sell, convey, transfer or lease all or substantially all of our assets to any Person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust (subject to certain exceptions provided for in the indenture);

•	the successor entity expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event, that after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture; and

•	certain other conditions under the indenture are met.

This covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets solely between or among us and our U.S. Subsidiaries.

In the event that we consolidate with or merge with another Person or sell substantially all of our assets to any other Person, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Events of Default

An event of default for any series of debt securities is defined under the indenture as being:

•	our default in the payment of any interest on debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Issuer with the Trustee or with any paying agent) (or such other period as may be established for such series);

•	our default in the payment of principal of or premium, if any, on any debt securities of such series when due and payable (or such other period as may be established for such series);

•	our default in the performance or breach of any of our covenants or warranties (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding debt securities of such series as provided in the indenture;

•	there occurs any other event of default provided for in such series of debt securities;

•	a court having jurisdiction enters a decree or order for:

o	relief in respect of us in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

o	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets; or

o	the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

•	we:

o	commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law;

o	consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ours for all or substantially all of our property and assets; or

o	effect any general assignment for the benefit of creditors.

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the default by us under any other debt, including any other series of debt securities, is not a default under the indenture.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of debt securities and is continuing under the indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in principal amount of such series then outstanding under the indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may declare the principal amount of and accrued interest, if any, on such debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs with respect to us and is continuing, then, and in each and every such case, the entire principal amount of, and accrued interest, if any, on each series of debt securities then outstanding shall ipso facto become to be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the debt securities of such series affected by the default, each series voting as a separate class (or, of all the debt securities, as the case may be, voting as a single class). Furthermore, subject to various provisions in the indenture, the holders of at least a majority in aggregate principal amount of a series of debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such debt securities and its consequences, except a default in the payment of principal of or interest on such debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of each such debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such debt securities shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “— Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of debt securities. A holder may not pursue any remedy with respect to the indenture or any series of debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability, or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the debt securities, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain of our officers to certify, on or before a fixed date in each year in which any debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the indenture.

Defeasance and Discharge

The term defeasance means we are discharged from some or all of our obligations under the indenture. If we deposit in trust with the trustee under the indenture any combination of money or government securities in an amount sufficient to make payments on the debt securities of a series issued under the indenture on the dates those payments are due, then, at our option:

•	we will be discharged from any and all obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with any specified restrictive covenants with respect to the debt securities of that series and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

In addition, unless the terms of any series of debt securities provides otherwise, we may discharge our obligations with respect to a series of debt securities and the indenture with respect to such series of debt securities when:

•	we pay or cause to be paid, as and when due and payable, the principal of and any interest on all of the debt securities of such series under the indenture;

•	all debt securities of such series previously authenticated and delivered (subject to certain exceptions) have been delivered to the trustee for cancellation and we have paid all amounts payable by us under the indenture; or

•	all debt securities of such series are to be called for redemption within one year under arrangements satisfactory to the trustee or are otherwise due and payable within one year, and we irrevocably deposit in trust with the trustee, solely for the benefit of the holders, cash or government securities (maturing as to principal and interest in such amounts and at such times as will insure the availability of cash sufficient) that, after payment of all federal, state and local taxes and other charges and assessments in respect thereof payable by the trustee, will be sufficient to pay the principal of and any interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other amounts payable by us under the indenture.

With respect to the first and second bullet points, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee under the indenture will survive. With respect to the third bullet point, certain rights and obligations under the indenture (such as our obligation to maintain an office or agency in respect of such debt securities, to have moneys held for payment in trust, to register the transfer or exchange of such debt securities, to deliver such debt securities for replacement or to be canceled, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover unclaimed money held by the trustee) will survive until such debt securities are no longer outstanding. Thereafter, only our obligations to compensate and indemnify the trustee and our right to recover unclaimed money held by the trustee will survive.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities without notice to or the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the indenture;

•	to cure any ambiguity, defect, mistake, or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to provide for or add guarantors with respect to the debt securities of any series;

•	to evidence and provide for the acceptance of appointment thereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the indenture by more than one trustee;

•	to establish the form or forms or terms of the debt securities as permitted by the indenture;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to make any change to the debt securities of any series so long as there are no debt securities of such series outstanding;

•	to conform the provisions of the indenture or the debt securities of any series to the description of debt securities of such series set forth in this prospectus or a prospectus supplement;

•	to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of the debt securities of any series as described in “— Defeasance and Discharge” above, provided that any such action will not adversely affect the interests of the holders of the debt securities in any material respect; or

•	to make any change that is necessary or desirable provided that such change shall not adversely affect the interests of the holders of the debt securities in any material respect.

Other amendments and modifications of the indenture or the debt securities issued may be made, and our compliance with any provision of the indenture with respect to any series of debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

•	changes the stated maturity of the principal of, or any installment of interest on, any debt securities of such series;

•	reduces the principal amount of, or premium, if any, or interest on, any debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any debt securities of such series;

•	changes the provisions for calculating the optional redemption price, including the definitions relating thereto;

•	changes the provisions relating to the waiver of past defaults or changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment of any debt securities of such series on or after the due date therefor;

•	reduces the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend or to waive certain provisions of or defaults under the indenture;

•	waives a default in the payment of principal of or interest on the debt securities (except a rescission of acceleration of the securities by holders of at least a majority in aggregate principal amount of then outstanding securities and a waiver of the payment default that resulted from such acceleration);

•	adversely affects the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; or

•	modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security of such series affected by the modification.

It shall not be necessary for the consent of the holders under this section of the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the indenture becomes effective, we will give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. We will mail supplemental indentures to holders upon request. Any failure to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no recourse shall be had under or upon any obligation, covenant, or agreement of ours in the indenture or any supplemental indenture, or in any of the debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer or director of ours or of any successor person thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the indenture and will use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered debt securities:

•	to or through underwriters or dealers;

•	to or through agents;

•	directly to one or more purchasers;

•	through any combination of these methods; or

•	through any other means described in a prospectus supplement.

We may distribute the debt securities from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In some cases, we or dealers acting with or on behalf of us may also purchase the debt securities and reoffer them to the public.

Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any managing underwriter, other underwriters or agents, and describe their compensation and the terms of the transactions, in a prospectus supplement.

If we use underwriters in the sale, we will execute an underwriting agreement with the underwriters at the time we reach an agreement for the sale of the debt securities. The underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the debt securities offered if any of the debt securities are purchased. The underwriters may change from time to time any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers.

We may sell the offered debt securities through agents designated by us. Unless indicated in the applicable prospectus supplement, any agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

If we use dealers in the sale, we will sell the debt securities to the dealer, as principal. The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells the debt securities.

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on a national securities exchange or a foreign securities exchange. Each series of debt securities may be a new issue of securities with no established trading market. Underwriters and agents may, from time to time, purchase and sell the debt securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the debt securities or liquidity in the secondary market if one develops. From time to time, underwriters and dealers may make a market in the debt securities.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate amount of the debt securities offered pursuant to this prospectus and any applicable prospectus supplement. Any underwriter, agent or dealer utilized in the initial offering of debt securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer. In connection with underwritten offerings of the offered debt securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of the debt securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debt securities. If the underwriters create a short position in the debt securities in connection with the offering, i.e., if they sell more debt securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing debt securities in the open market. The underwriters also may impose a penalty bid on certain underwriters. This means that if the underwriters purchase the debt securities in the open market to reduce the underwriters’ short position or to stabilize the price of the debt securities, they may reclaim the amount of the selling concession from the underwriters who sold those debt securities as part of the offering. In general, purchases of a debt security for the purpose of stabilization or to reduce a short position could cause the price of the debt security to be higher than it might be in the absence of such purchases.

The imposition of a penalty bid might also have an effect on the price of a debt security to the extent that it were to discourage resales of the debt security.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the IDEX Corporation Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of IDEX Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting principle in 2009). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information we have incorporated by reference (see “Information Incorporated by Reference” below), is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

INFORMATION INCORPORATED BY REFERENCE

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be a part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until we sell all of the securities we are offering with this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, filed May 5, 2010, June 30, 2010, filed August 6, 2010, and September 30, 2010, filed November 4, 2010; and

•	Our Current Report on Form 8-K filed March 1, 2010, Item 5.07 of our Current Report on Form 8-K filed April 8, 2010, and our Current Reports on Form 8-K filed June 14, 2010, June 30, 2010, July 7, 2010, September 30, 2010 and October 1, 2010. You may obtain copies of any of these filings through the Company as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Heath A. Mitts
Vice President – Corporate Finance
IDEX Corporation
1925 West Field Court
Suite 200
Lake Forest, Illinois 60045-4824
(847) 498-7070